Exhibit 99.1

BIMI Enters into Definitive Agreement for the Disposal of Assets in China

BIMI intends to dispose of underperforming assets in China for exploring greater prospects in the United States.

New York, Oct. 24, 2022 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a healthcare products and services provider, today announced that it has entered into a definitive sale and purchase agreement (the “Agreement”) to sell its wholly-owned subsidiary, Chongqing Zhuoda Pharmaceutical Co., Ltd. (“Zhuoda”), a distributor of pharmaceuticals and biologicals located in China to three citizens of China who previously sold Zhuoda to the Company. The initiative is in line with the Company’s business strategy to dispose of underperforming assets in China to support its expansion in the United States.

Pursuant to the Agreement, the Company will sell 100% of the equity interests in Zhuoda that it previously purchased for 440,000 shares of the Company’s common stock (post reverse-split), which purchase price was subject to post-closing payments based on performance in 2022 and 2023. The 440,000 shares will be returned to the Company as the full consideration of the sale of the interests in Zhouda. The closing of the Agreement is expected to take place late in the fourth quarter of 2022, subject to necessary regulatory approvals.

In connection with the execution of the Agreement, the parties also agreed to terminate the original agreement, and that none of the Company, Zhuoda or any of their related parties will have any debt, obligation or liability to any of the original sellers in connection with or resulting from the earnout provisions of the original agreement.

Mr. Tiewei Song, Chief Executive Officer of BIMI International Medical Inc., commented, “We are excited to sign the Agreement as it represents our goal to focus on enhancing our operations and executing a growth plan for the future. The transaction illustrates our core capabilities of disposing of underperforming assets, optimizing asset allocation and adjusting the Company’s development strategy quickly and effectively. We have confidence in our business fundamentals and market prospects in the United States. Therefore, we will continue to leverage our insight, expertise and industry relationships to identify attractive value-added investments in the United States. We believe that we are well positioned to deliver the next phase of growth and create long-term value for our investors.”

About BIMI International Medical Inc.

BIMI International Medical Inc. was founded in 2006. The Company is now exclusively a healthcare products and services provider, offering a broad range of healthcare products and related services and operates five private hospitals in China. For more information, please visit the Company’s website at http://www.usbimi.com/.

Safe Harbor Statements

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

Investor Relations Contact

Ascent Investor Relations LLC
Ms. Tina Xiao
Email: tina.xiao@ascent-ir.com
Tel: +1 917 609 0333